FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND 12 MONTHS OF 2010

- Credit Quality Improves with Reduction in Non-Performing Loans -
- Net Interest Margin Increases -
- Quarterly Cash Dividend of $0.15 Declared -

YONKERS, N.Y. – February 4, 2011– Hudson Valley Holding Corp. (NASDAQ: HUVL) reported net income of $7.1 million, or $0.41 per diluted share, for the quarter ended December 31, 2010, compared to $4.1 million or $0.23 per diluted share during the prior quarter and $5.2 million or $0.32 per diluted share during the fourth quarter of 2009.

For the 12 months of 2010, the parent company of Hudson Valley Bank reported net income of $5.1 million or $0.29 per diluted share, compared to earnings of $19.0 million or $1.37 per diluted share in 2009. All earnings per share data reported today reflect additional shares outstanding as of December 10, 2010, following Hudson Valley’s declaration of a 10 percent stock dividend.

Hudson Valley, which serves middle-market commercial customers and their principals in Westchester County, metropolitan New York City and lower Connecticut, continued to deliver the core deposit growth, low cost of funds, superior net interest margin and low non-interest expenses that longtime shareholders have come to expect from the bank’s business-focused community banking model.

“In the fourth quarter, we began to see the payoff from the decisive steps we took during early 2010 to improve Hudson Valley’s credit quality,” President and Chief Executive Officer James J. Landy said. “While these measures negatively impacted second and third quarter earnings, we believe Hudson Valley’s credit quality is stabilizing, laying a solid foundation for long-term growth. In the meantime, during the fourth quarter, Hudson Valley generated improved profits while maintaining its strong and healthy capital position.”

The company again demonstrated its low cost of deposits, which averaged 44 basis points in the fourth quarter of 2010, compared to an average of 51 basis points in the third quarter of 2010 and 64 basis points in the fourth quarter of 2009.

Hudson Valley’s net interest margin was 4.29 percent in the fourth quarter of 2010, compared to 4.09 percent in the third quarter of 2010 and 4.67 percent in the fourth quarter of 2009. Hudson Valley continues to maintain net interest margins that are superior to most other banks, while reflecting the current low-interest-rate environment.

Indicative of the bank’s low-cost business model and streamlined operations, Hudson Valley also continued to maintain its strong efficiency ratio of 58.4 percent for the fourth quarter of 2010 and 56.2 percent for the full year.

Portfolio Credit Quality

Hudson Valley’s loan loss provision was $5.8 million for the fourth quarter and $46.5 million for the 12 months of 2010. As previously disclosed, the company adopted a more aggressive approach to resolving problem loans early in 2010, with $28.5 million of the full year’s loan loss provision in the second quarter.

The bank’s allowance to total loans ratio in 2010 was 2.25 percent at December 31, 2.15 percent at September 30 and 2.70 percent at June 30.

Net charge-offs were $3.8 million in the fourth quarter 2010, compared to $16.8 million in the third quarter and $20.8 million in the second quarter. As a percentage of average loans, annualized net charge-offs were 0.90 percent in the fourth quarter of 2010, compared to 3.97 percent in the third quarter and 4.80 percent in the second quarter.

Hudson Valley’s total nonperforming loans (including loans held for sale and OREO) in 2010 were $64.1 million at December 31, compared to $73.4 million on September 30, $75.6 million at June 30 and $66.7 million at December 31, 2009. Nonperforming loans totaled 2.62 percent of total loans at December 31, compared to 2.46 percent at September 30, 4.01 percent at June 30 and 3.17 percent at the end of 2009.

During the fourth quarter, Hudson Valley successfully closed on the sale of $14.1 million of pooled loans, at their recorded fair value. As a result, loans held-for-sale was reduced from $21.9 million at September 30, 2010 to $7.8 million at December 31, 2010.

Lending Activity

While seeing some sequential improvement, fourth quarter lending activity overall at Hudson Valley continued to reflect the soft demand experienced by most U.S. banks. Net loans totaled $1.69 billion at December 31, 2010. This represented an increase of 1.0 percent from September 30, 2010 and a decrease of 4.7 percent from December 31, 2009.

An exception to the overall soft loan demand at Hudson Valley has been very strong demand for local market multi-family loans. Hudson Valley’s multi-family loan balances grew to $152.3 million at December 31, 2010, from $124.6 million at September 30, 2010 and $85.5 million at December 31, 2009.

“Early in 2010 Hudson Valley began actively deploying its ample liquidity to take full advantage of the ready market for multi-family lending,” Landy explained. “Our board has currently authorized up to $300 million in lending through Hudson Valley’s multi-family program, which is focused on refinancing or purchase financing of residential apartment buildings with established rent rolls. This growing market is characterized by reasonable loan pricing and good quality credits. Since launching the program, we’ve had particular success in loans up to $7.5 million for buildings with at least 10 units in metropolitan New York, and we see plenty of opportunity to continue competing for and winning multi-family business here on our home turf.”

In addition, Hudson Valley saw a modest increase in commercial real estate (CRE) lending, which was 46.0% of total loans at the end of 2010 and has historically been it’s single-largest lending category. CRE loans were $796.3 million at December 31, 2010, compared to $788.0 million at September 30 and $783.6 million at December 31, 2009.

15 Cent Dividend Declared

The Hudson Valley Board of Directors declared a cash dividend of $0.15 per share payable to all common stock shareholders of record as of the close of business February 14, 2011. The dividend will be distributed to shareholders on or about February 24, 2011.

Fourth Quarter and Year End Review

The company recorded net income for the three month period ended December 31, 2010 of $7.1 million or $0.41 per diluted share, an increase of $1.9 million compared to net income of $5.2 million or $0.32 per diluted share for the same period in the prior year. The company recorded net income for the year ended December 31, 2010 of $5.1 million or $0.29 per diluted share, a decrease of $13.9 million compared to earnings of $19.0 million or $1.37 per diluted share for the year ended December 31, 2009. Per share amounts for the 2009 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2010.

The overall decline in earnings in 2010, compared to 2009, resulted primarily from significant increases in the provision for loan losses which totaled $5.8 million and $46.5 million, respectively, for the three month period and year ended December 31, 2010, compared to $7.1 million and $24.3 million, respectively, for the same periods in the prior year. Earnings were also adversely affected by real estate owned valuation provisions of $1.4 million and $0.6 million, respectively, in the second and third quarters of 2010. These provisions are reflective of continued weakness in the overall economy which has resulted in the company’s decision to follow a more aggressive strategy for problem asset resolution. The severity of the decline in real estate values has provided new market opportunities for the disposition of distressed assets as investors search for yield in the current low interest rate environment and our more aggressive policy has begun to take advantage of those opportunities. As part of the revised resolution strategy, the company has reevaluated each problem loan and has made a determination of net realizable value based on management’s estimation of the best possible outcome considering the individual characteristics of each asset against the likelihood of resolution with the current borrower, expectations for resolution through the court system, or other available market opportunities.

Total loans decreased $84.2 million during the year ended December 31, 2010 compared to the 2009 full year. This decline resulted from a number of factors including decreased loan demand, charge-offs, pay downs of existing loans and the transfer of $21.9 million of nonperforming loans to the loans held for sale category. The company recognized $46.2 million of net charge-offs during 2010. The company has continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed properties, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio, all of which have been adversely impacted by the economic downturn and decline in the real estate market. The company, however, continues to provide lending availability to both new and existing customers.

Nonperforming assets, which include nonaccrual loans, accruing loans delinquent over 90 days and other real estate owned, decreased to $56.3 million at December 31, 2010, compared to $66.7 million at December 31, 2009. The decrease includes the transfer of $21.9 of nonperforming loans to the held for sale category discussed above. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is growing evidence that the current economic downturn may have begun to slowly turn around, higher than normal levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during 2010. Despite recent improvement in most economic indicators, the company’s loan portfolio continued to be adversely impacted by the effects of severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in continued downward pressure on the overall asset quality of the company’s loan portfolio during 2010. In addition, recent significant increases in filings of bankruptcy and foreclosure proceedings have overloaded the court systems and have resulted in what the company believes to be unacceptable delays in attempts to obtain title to real estate and other collateral through conventional foreclosure. As a result of these factors, since the second quarter of 2010, the company has followed the more aggressive strategy for resolving problem assets discussed above including the anticipated sale of certain nonperforming loans discussed above.

Total deposits increased $61.8 million during the year ended December 31, 2010, compared to the 2009 full year, as the company continued to experience significant growth in new customers both in existing branches and new branches added during the last two years. Proceeds from deposit growth were used to reduce maturing term borrowings or were retained in liquid investments, principally interest earning bank deposits.

During 2009 and 2010, the company was able to repay maturing long-term borrowings, all of its brokered certificates of deposit and non-customer related short-term borrowings with liquidity provided primarily by core deposit growth and planned utilization of run-off from our investment securities. Additional liquidity from deposit growth was retained in the company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to margin compression. The net interest margin declined to 4.29 percent and 4.23 percent, respectively, for the three month period and full year ended December 31, 2010, compared to 4.67 percent and 4.72 percent for the same periods in the prior year. The 4.29 percent net interest margin for the fourth quarter of 2010 was a slight increase over the 4.09 percent for the prior quarter, primarily as a result of the effects of increases in multi-family loans and a $15 million reduction of term borrowings.

As a result of the aforementioned activity in the company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income declined by $1.8 million or 6.0 percent to $28.2 million for the three month period ended December 31, 2010, compared to $30.0 million for the same period in the prior year. Tax equivalent basis net interest income declined by $4.6 million or 3.9 percent to $113.8 million for the year ended December 31, 2010, compared to $118.4 million for the year ended December 31, 2009. The effect of the adjustment to a tax equivalent basis was $0.7 million and $3.2 million, respectively, for the three month period and full year ended December 31, 2010, compared to $0.9 million and $4.1 million, respectively, for the same periods in the prior year.

The company’s non interest income was $4.4 million and $13.7 million, respectively, for the three month period and full year ended December 31, 2010. This represented increases of $1.7 million or 63.0 percent and $3.2 million or 30.5 percent, respectively, compared to $2.7 million and $10.5 million, respectively, for the same periods in the prior year. These increases were primarily as a result of an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of recent improvement in both domestic and international equity markets. Assets under management were approximately $1.5 billion at December 31, 2010 and $1.3 billion at December 31, 2009. The overall increases in non interest income also included growth in deposit service charges. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $0.2 million and $2.6 million, respectively, for the three month period and full year ended December 31, 2010 and $1.3 million and $5.5 million, respectively, for the same periods in the prior year. The impairment charges were related to the company’s investments in pooled trust preferred securities. The company has decided to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income for the full year ended December 31, 2010 also included $2.0 million of valuation losses on other real estate owned.

Non interest expense was $19.1 million for the three month period ended December 31, 2010. This represented an increase of $2.0 million or 11.7 percent, compared to $17.1 million for the same period in the prior year. Non interest expense was $74.1 million for both the full year ended December 31, 2010 and the full year ended December 31, 2009. Increases in non interest expense resulting from the company’s continued investment in its branch offices, technology and personnel to accommodate growth, the expansion of services and products available to new and existing customers and the upgrading of certain internal processes were more than offset by cost saving measures implemented by the company during 2009 and 2010. In addition, 2010 reflected significantly lower FDIC deposit insurance premiums. Additional premiums imposed by the FDIC in 2009 to replenish shortfalls in the FDIC Insurance Fund were not imposed to the same degree in 2010. However, additional premium increases and special assessments may continue to be imposed by the FDIC in the future. Decreases resulting from the lower FDIC premiums and other cost saving measures were offset by significant increases in costs related to problem loan resolutions and other real estate owned.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels generally applicable to banks under current regulations. At December 31, 2010, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 15.2 percent, a Tier 1 risk-based capital ratio of 13.9 percent, and a Tier 1 leverage ratio of 9.6 percent.

Conference Call

As previously announced we will be holding a fourth quarter earnings conference call Friday, February 4, 2011 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789;

International (toll): +1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HUVL Fourth Quarter Earnings call.”

A replay of the call will be available 1 hour from the close of the conference through February 21, 2011 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 447431;
International Toll: +1-412-317-0088 — Conference # 447431.

Participants will be required to state their name and company upon entering call.

The Company webcast will be available live at 10:00 AM ET, and archived after the call, through our website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.6 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2010. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports of Form 10-Q include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	our ability to manage our commercial real estate portfolio;

•	the future performance of our investment portfolio;

•	our opportunities for growth, our plans for expansion (including opening new branches) and the competition we face in attracting and retaining customers;

•	economic conditions generally and in our market area in particular, which may affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our ability to manage interest rate risk;

•	the regulatory environment in which we operate, our regulatory compliance and future regulatory requirements;

•	our intention and ability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action affecting us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our ability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended December 31, 2010 and 2009
Dollars in thousands, except per share amounts
	Three Months Ended
	Dec 31
	2010	2009
Interest Income:
Loans, including fees	$26,410	$28,449
Securities:
Taxable	3,304	3,944
Exempt from Federal income taxes	1,219	1,714
Federal funds sold	45	38
Deposits in banks	218	49
Total interest income	31,196	34,194

Interest Expense:
Deposits	2,528	3,499
Securities sold under repurchase agreements and other short-term borrowings	54	62
Other borrowings	1,077	1,568
Total interest expense	3,659	5,129

Net Interest Income	27,537	29,065
Provision for loan losses	5,825	7,082
Net interest income after provision for loan losses	21,712	21,983

Non Interest Income:
Service charges	1,608	1,541
Investment advisory fees	2,394	2,140
Recognized impairment charge on securities available for sale (includes $672 of total gains and $1,776 of total losses in 2010 and 2009, respectively, less $866 of gains and $429 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively)	(194)	(1,347)
Realized gains on securities available for sale, net	18	—
Losses on sales of other real estate owned	—	(251)
Other income	579	583
Total non interest income	4,405	2,666

Non Interest Expense:
Salaries and employee benefits	9,644	8,919
Occupancy	2,209	2,124
Professional services	1,072	1,167
Equipment	1,046	1,081
Business development	445	497
FDIC assessment	1,191	937
Other operating expenses	3,525	2,397
Total non interest expense	19,132	17,122

Income (Loss) Before Income Taxes	6,985	7,527
Income Taxes (Benefit)	(157)	2,315
Net Income (Loss)	$7,142	$5,212

Basic Earnings Per Common Share (1)	$0.41	$0.32
Diluted Earnings Per Common Share (1)	$0.41	$0.32
(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.
HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the years ended December 31, 2010 and 2009
Dollars in thousands, except per share amounts
	Year Ended
	Dec 31
	2010	2009

Interest Income:
Loans, including fees	$107,658	$110,662
Securities:
Taxable	13,905	18,077
Exempt from Federal income taxes	5,871	7,659
Federal funds sold	168	100
Deposits in banks	737	81
Total interest income	128,339	136,579

Interest Expense:
Deposits	12,207	14,595
Securities sold under repurchase agreements and other short-term borrowings	271	536
Other borrowings	5,205	7,173
Total interest expense	17,683	22,304

Net Interest Income	110,656	114,275
Provision for loan losses	46,527	24,306
Net interest income after provision for loan losses	64,129	89,969

Non Interest Income:
Service charges	6,627	5,914
Investment advisory fees	9,070	7,716
Recognized impairment charge on securities available for sale (includes $2,169 and $13,829 of total losses in 2010 and 2009, respectively, less $383 of gains and $8,333 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively)	(2,552)	(5,496)
Realized gains on securities available for sale, net	168	52
Losses on sales of other real estate owned	(1,974)	(251)
Other income	2,386	2,559
Total non interest income	13,725	10,494

Non Interest Expense:
Salaries and employee benefits	38,507	38,688
Occupancy	8,413	8,272
Professional services	5,175	4,447
Equipment	3,986	4,354
Business development	2,035	2,032
FDIC assessment	4,712	5,491
Other operating expenses	11,318	10,857
Total non interest expense	74,146	74,141

Income (Loss) Before Income Taxes	3,708	26,322
Income Taxes (Benefit)	(1,405)	7,310
Net Income (Loss)	$5,113	$19,012

Basic Earnings Per Common Share (1)	$0.29	$1.39
Diluted Earnings Per Common Share (1)	$0.29	$1.37
(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31, 2010 and December 31, 2009
Dollars in thousands, except per share and share amounts
	Dec 31	Dec 31
	2010	2009
ASSETS
Cash and non interest earning due from banks	$25,876	$39,321
Interest earning deposits in banks	258,280	127,659
Federal funds sold	72,071	51,891
Securities available for sale, at estimated fair value (amortized cost of $440,792 in
2010 and $500,340 in 2009)	443,667	500,635
Securities held to maturity, at amortized cost (estimated fair value of $17,272 in
2010 and $22,728 in 2009)	16,267	21,650
Federal Home Loan Bank of New York (FHLB) stock	7,010	8,470
Loans held for sale	7,811	—
Loans (net of allowance for loan losses of $38,949 in 2010 and $38,645 in 2009)	1,689,187	1,772,645
Accrued interest and other receivables	16,396	15,200
Premises and equipment, net	28,611	30,383
Other real estate owned	11,028	9,211
Deferred income tax, net	25,043	20,957
Bank owned life insurance	25,976	24,458
Goodwill	23,842	23,842
Other intangible assets	2,454	3,276
Other assets	15,514	15,958
TOTAL ASSETS	$2,669,033	$2,665,556

LIABILITIES
Deposits:
Non interest bearing	$756,917	$686,856
Interest bearing	1,477,495	1,485,759
Total deposits	2,234,412	2,172,615
Securities sold under repurchase agreements and other short-term borrowings	36,594	53,121
Other borrowings	87,751	123,782
Accrued interest and other liabilities	20,359	22,360
TOTAL LIABILITIES	2,379,116	2,371,878

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2010 and 2009, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
17,665,908 and 16,016,738 shares in 2010 and 2009, respectively	3,793	3,463
Additional paid-in capital	346,750	346,297
Retained earnings (deficit)	(3,989)	2,294
Accumulated other comprehensive income (loss)	927	(812)
Treasury stock, at cost; 1,299,414 shares in 2010 and 2009	(57,564)	(57,564)
Total stockholders’ equity	289,917	293,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,669,033	$2,665,556

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended December 31, 2010 and 2009
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended December 31,
		2010			2009
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$329,298	$218	0.26%	$91,304	$49	0.21%
Federal funds sold	80,686	45	0.22%	73,728	38	0.21%
Securities: (1)
Taxable	355,888	3,304	3.71%	371,241	3,944	4.25%
Exempt from federal income taxes	119,972	1,875	6.25%	167,907	2,637	6.28%
Loans, net (2)	1,674,320	26,410	6.31%	1,782,007	28,449	6.39%
Total interest earning assets	2,560,164	31,852	4.98%	2,486,187	35,117	5.65%

Non interest earning assets:
Cash & due from banks	28,410			43,355
Other assets	167,558			120,187
Total non interest earning assets	195,968			163,542

Total assets	$2,756,132			$2,649,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$899,765	$1,702	0.76%	$864,688	$2,314	1.07%
Savings	118,902	158	0.53%	108,782	142	0.52%
Time	190,057	507	1.07%	222,687	763	1.37%
Checking with interest	302,579	161	0.21%	279,797	280	0.40%
Securities sold under repo & other s\t borrowings	44,742	54	0.48%	53,085	62	0.47%
Other borrowings	92,808	1,077	4.64%	122,067	1,568	5.14%
Total interest bearing liabilities	1,648,853	3,659	0.89%	1,651,106	5,129	1.24%

Non interest bearing liabilities:
Demand deposits	796,580			708,710
Other liabilities	25,418			25,206
Total non interest bearing liabilities	821,998			733,916

Stockholders’ equity (1)	285,281			264,707
Total liabilities and stockholders’ equity	$2,756,132			$2,649,729

Net interest earnings		$28,193			$29,988
Net yield on interest earning assets			4.40%			4.82%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the years ended December 31, 2010 and 2009
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Year Ended December 31,
		2010			2009
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$300,703	$737	0.25%	$35,508	$81	0.23%
Federal funds sold	78,748	168	0.21%	43,910	100	0.23%
Securities: (1)
Taxable	367,421	13,905	3.78%	413,781	18,077	4.37%
Exempt from federal income taxes	149,355	9,032	6.05%	184,772	11,783	6.38%
Loans, net (2)	1,714,325	107,658	6.28%	1,739,421	110,662	6.36%
Total interest earning assets	2,610,552	131,500	5.04%	2,417,392	140,703	5.82%

Non interest earning assets:
Cash & due from banks	41,490			43,197
Other assets	145,905			118,118
Total non interest earning assets	187,395			161,315

Total assets	$2,797,947			$2,578,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$926,755	$8,099	0.87%	$787,347	$9,145	1.16%
Savings	115,624	562	0.49%	101,846	503	0.49%
Time	202,244	2,455	1.21%	263,065	3,899	1.48%
Checking with interest	332,315	1,091	0.33%	250,314	1,048	0.42%
Securities sold under repo & other s\t borrowings	56,899	271	0.48%	101,818	536	0.53%
Other borrowings	109,349	5,205	4.76%	153,799	7,173	4.66%
Total interest bearing liabilities	1,743,186	17,683	1.01%	1,658,189	22,304	1.35%

Non interest bearing liabilities:
Demand deposits	745,290			675,953
Other liabilities	20,199			28,041
Total non interest bearing liabilities	765,489			703,994

Stockholders’ equity (1)	289,272			216,524
Total liabilities and stockholders’ equity	$2,797,947			$2,578,707

Net interest earnings		$113,817			$118,399
Net yield on interest earning assets			4.36%			4.90%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures
	Three Months Ended		Year Ended
	Dec 31		Dec 31
	2010	2009	2010	2009
Total interest earning assets:
As reported	$2,566,156	$2,489,933	$2,615,461	$2,418,855
Unrealized gain (loss) on securities
available-for-sale (1)	5,992	3,746	4,909	1,463

Adjusted total interest earning assets	$2,560,164	$2,486,187	$2,610,552	$2,417,392

Net interest earnings:
As reported	$27,537	$29,065	$110,656	$114,275
Adjustment to tax equivalency basis (2)	656	923	3,161	4,124

Adjusted net interest earnings	$28,193	$29,988	$113,817	$118,399

Net yield on interest earning assets:
As reported	4.29%	4.67%	4.23%	4.72%
Effects of (1) and (2) above	0.11%	0.15%	0.13%	0.18%

Adjusted net interest earnings	4.40%	4.82%	4.36%	4.90%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Fourth Quarter 2010
(Dollars in thousands, except per share amounts)

	-	-	-	-
	3 mos end	3 mos end	Year end	Year end
	Dec 31	Dec 31	Dec 31	Dec 31
	2010	2009	2010	2009

Earnings:
Net Interest Income	$27,537	$29,065	$110,656	$114,275
Non Interest Income	$4,405	$2,666	$13,725	$10,494
Non Interest Expense	$19,132	$17,122	$74,146	$74,141
Net Income (Loss)	$7,142	$5,212	$5,113	$19,012
Net Interest Margin	4.29%	4.67%	4.23%	4.72%
Net Interest Margin (FTE)	4.40%	4.82%	4.36%	4.90%

Diluted Earnings (Loss) Per Share (1)	$0.41	$0.32	$0.29	$1.37
Dividends Per Share (1)	$0.14	$0.19	$0.65	$1.15
Return on Average Equity	9.88%	7.81%	1.75%	8.74%
Return on Average Assets	1.03%	0.79%	0.18%	0.74%

Average Balances:
Average Assets	$2,762,124	$2,653,475	$2,802,856	$2,580,170
Average Net Loans	$1,674,320	$1,782,007	$1,714,325	$1,739,421
Average Investments	$475,860	$539,148	$516,776	$598,553
Average Interest Earning Assets	$2,566,156	$2,489,933	$2,615,461	$2,418,855
Average Deposits	$2,307,883	$2,184,664	$2,322,228	$2,078,525
Average Borrowings	$137,550	$175,152	$166,248	$255,617
Average Interest Bearing Liabilities	$1,648,853	$1,651,106	$1,743,186	$1,658,189
Average Stockholders’ Equity	$289,072	$267,054	$292,350	$217,505

Asset Quality — During Period:
Provision for loan losses	$5,825	$7,082	$46,527	$24,306
Net Chargeoffs	$3,763	$3,283	$46,223	$8,199
Annualized Net Chargeoffs/Avg Net Loans	0.90%	0.74%	2.70%	0.47%

(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Fourth Quarter 2010
(Dollars in thousands except per share amounts)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2010	2010	2010	2010	2009

Period End Balances:
Total Assets	$2,669,033	$2,830,059	$2,883,239	$2,804,199	$2,665,556
Total Investments	$459,934	$491,908	$505,196	$534,846	$522,285
Net Loans	$1,689,187	$1,671,730	$1,693,083	$1,755,981	$1,772,645
Goodwill and Other Intangible Assets	$26,296	$26,501	$26,707	$26,912	$27,118
Total Deposits	$2,234,412	$2,374,079	$2,411,063	$2,284,938	$2,172,615
Total Stockholders’ Equity	$289,917	$287,652	$282,502	$297,002	$293,678
Common Shares Outstanding (1)	17,665,908	17,632,080	17,632,080	17,628,371	17,618,412
Book Value Per Share (1)	$16.41	$16.31	$16.02	$16.85	$16.67
Tier 1 Leverage Ratio — HVHC	9.6%	9.1%	9.0%	9.9%	10.2%
Tier 1 Risk Based Capital Ratio — HVHC	13.9%	13.7%	14.0%	14.2%	13.9%
Total Risk Based Capital Ratio — HVHC	15.2%	15.0%	15.2%	15.4%	15.2%
Tier 1 Leverage Ratio — HVB	8.8%	8.3%	8.1%	8.3%	8.4%
Tier 1 Risk Based Capital Ratio — HVB	12.8%	12.5%	12.6%	11.9%	11.4%
Total Risk Based Capital Ratio — HVB	14.0%	13.7%	13.9%	13.1%	12.7%
Loan Categories:
Commercial Real Estate	$796,253	$788,016	$784,012	$792,447	$783,597
Construction	174,369	176,223	203,124	247,679	255,660
Residential	467,326	451,344	454,529	445,107	454,532
Commercial and Industrial	245,263	254,506	254,840	265,761	274,860
Individuals	33,257	25,705	29,992	29,361	26,970
Lease Financing	15,783	16,856	17,822	19,569	20,810
Total Loans	$1,732,251	$1,712,650	$1,744,319	$1,799,924	$1,816,429

Asset Quality — Period End:
Allowance for Loan Losses	$38,949	$36,886	$47,127	$39,363	$38,645
Loans 31-89 Days Past Due Accruing	$21,004	$9,732	$6,380	$30,934	$32,022
Loans 90 Days or More Past Due Accruing	$1,625	$197	$448	$8,504	$6,941
Nonaccrual Loans	$43,684	$41,918	$69,562	$69,686	$50,590
Other Real Estate Owned	$11,028	$9,393	$5,578	$6,937	$9,211
Nonperforming Loans Held For Sale (HFS)	$7,811	$21,864	$0	$0	$0
Allowance / Total Loans	2.25%	2.15%	2.70%	2.19%	2.13%
Nonaccrual / Total Loans	2.52%	2.45%	3.99%	3.87%	2.79%
Nonaccrual + 90 Day Past Due / Total Loans	2.62%	2.46%	4.01%	4.34%	3.17%
Nonaccrual + OREO / Total Assets	2.05%	1.81%	2.61%	2.73%	2.24%
Nonaccrual + OREO + HFS / Total Assets	2.34%	2.59%	2.61%	2.73%	2.24%

(1) Share and per share amounts for September 2010, June 2010, March 2010 and December 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Fourth Quarter 2010
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2010	2010	2010	2010	2009

Interest Income	$31,196	$31,537	$32,510	$33,096	$34,194
Interest Expense	3,659	4,284	4,830	4,910	5,129
Net Interest Income	27,537	27,253	27,680	28,186	29,065
Provision for Loan Losses	5,825	6,572	28,548	5,582	7,082
Non Interest Income	4,405	3,843	2,684	2,793	2,666
Non Interest Expense	19,132	18,422	18,138	18,454	17,122
Income (Loss) Before Income Taxes	6,985	6,102	(16,322)	6,943	7,527
Income Taxes (Benefit)	(157)	2,031	(5,367)	2,088	2,315
Net Income (Loss)	$7,142	$4,071	($10,955)	$4,855	$5,212

Diluted Earnings (Loss) per share (1)	$0.41	$0.23	($0.62)	$0.27	$0.32

Net Interest Margin	4.29%	4.09%	4.15%	4.40%	4.67%

Average Cost of Deposits (2)	0.44%	0.51%	0.56%	0.60%	0.64%

(1) Share and per share amounts for September 2010, June 2010, March 2010 and December 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.
(2) Includes noninterest bearing deposits